Exhibit 99.1

Sovereign Bancorp News Release

FINANCIAL CONTACTS:
Mark McCollom 610-208-6426 — mmccollo@sovereignbank.com
Stacey Weikel 610-208-6112 — sweikel@sovereignbank.com

MEDIA CONTACT:
Ed Shultz 610-378-6159 — eshultz1@sovereignbank.com

DATE: August 24, 2005

Sovereign Issues $500 Million in Senior Notes

PHILADELPHIA, PA...Sovereign Bancorp, Inc. (“Sovereign”) (NYSE: SOV), parent company of Sovereign Bank (“Bank”), today announced an issuance of $500 million of Senior Notes. There are two tranches of debt including $200 million of 3.5 year, floating rate notes and $300 million of 5 year, fixed rate notes. The floating rate notes will bear interest at a rate of 3 month LIBOR plus 28 basis points (adjusted quarterly) and mature on March 1, 2009. The fixed rate notes will bear interest at a rate of 4.80% and mature on September 1, 2010.

The proceeds of the offering will be used to pay off $225 million of a line of credit at LIBOR plus 90 basis points, provide additional holding company cash for a previously announced stock repurchase program, enhance the short-term liquidity of the company, and for general corporate purposes. Mark R. McCollom, Chief Financial Officer of Sovereign, said, “We are very pleased with the execution of this transaction. As a result, we have improved the liquidity of Sovereign Bancorp and reduced our cost of borrowing.”

The lead manager for the transaction was Goldman Sachs. Co-managers were Merrill Lynch, JP Morgan and Sovereign Securities, LLC.

Sovereign Bancorp, Inc., (“Sovereign”) (NYSE: SOV), is the parent company of Sovereign Bank, a $60 billion financial institution with more than 650 community banking offices, over 1,000 ATMs and approximately 10,000 team members with principal markets in the Northeast United States. Sovereign offers a broad array of financial services and products including retail banking, business and corporate banking, cash management, capital markets, trust and wealth management and insurance. Sovereign is the 19th largest banking institution in the United States. For more information on Sovereign Bank, visit <http://www.sovereignbank.com> or call 1-877-SOV-BANK.

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Note:

This press release contains financial information determined by methods other than in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). Sovereign’s management uses the non-GAAP measure of Operating/cash Earnings, and the related per share amount, in their analysis of the company’s performance. This measure, as used by Sovereign, adjusts net income determined in accordance with GAAP to exclude the effects of special items, including significant gains or losses that are unusual in nature or are associated with acquiring and integrating businesses, and certain non-cash charges. Operating/cash earnings for the first and second quarters of 2005 represent net income adjusted for the after-tax effects of merger-related and integration charges, certain restructuring charges and the amortization of intangible assets. Since certain of these items and their impact on Sovereign’s performance are difficult to predict, management believes presentations of financial measures excluding the impact of these items provide useful supplemental information in evaluating the operating results of Sovereign’s core businesses. These disclosures should not be viewed as a substitute for net income determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

This press release contains statements of Sovereign’s strategies, plans, and objectives, as well as estimates of future operating results for 2005 for Sovereign Bancorp, Inc. as well as estimates of financial condition, operating and cash efficiencies and revenue generation. These statements and estimates constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995), which involve significant risks and uncertainties. Actual results may differ materially from the results discussed in these forward-looking statements. Factors that might cause such a difference include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; Sovereign’s ability in connection with any acquisition to complete such acquisition and to successfully integrate assets, liabilities, customers, systems and management personnel Sovereign acquires into its operations and to realize expected cost savings and revenue enhancements within expected time frame; the possibility that expected one time merger-related charges are materially greater than forecasted or that final purchase price allocations based on the fair value of acquired assets and liabilities and related adjustments to yield and/or amortization of the acquired assets and liabilities at any acquisition date are materially different from those forecasted; and other economic, competitive, governmental, regulatory, and technological factors affecting the Company’s operations, integrations, pricing, products and services.

Sovereign Bancorp is followed by several market analysts. Please note that any opinions, estimates, forecasts, or predictions regarding Sovereign Bancorp’s performance or recommendations regarding Sovereign’s securities made by these analysts are theirs alone and do not represent opinions, estimates, forecasts, predictions or recommendations of Sovereign Bancorp or its management. Sovereign Bancorp does not by its reference to any analyst opinions, estimates, forecasts regarding Sovereign’s performance or recommendations regarding Sovereign’s securities imply Sovereign’s endorsement of or concurrence with such information, conclusions or recommendations.